090303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number
Barbara K. Cegavske	20150126921-39
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 03/20/2015 12:29 PM
	Entity Number: E0889322006-1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

Cala Energy Corp.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

(i) ten million (10,000,000) shares shall be designated as preferred stock, and shall have a par value of $0.001 per share; and (ii) four hundred million (400,000,000) shares shall be designated as common stock and shall have a par value of $0.001 per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

(i) ten million (10,000,000) shares shall be designated as preferred stock, and shall have a par value of $0.001 per share; and (ii) four hundred million (400,000,000) shares shall be designated as common stock and shall have a par value of $0.001 per share.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The Corporation is effectuating a one-for-eight hundred (1:800) reverse stock split of its outstanding common stock whereby, each eight hundred (800) shares of common stock is exchanged for one (1) share of new common stock, provided, however that any fractional shares outstanding shall be rounded up to the nearest whole share.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No shareholder shall receive fractional shares and any fractional share issuances shall be rounded up to the nearest whole share.

7. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X Terry Butler

Signature of Officer

Chief Executive and Financial Officer

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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